Filed pursuant to Rule 424(b)(5)
Registration No. 333-103119
PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 25, 2003)

3,600,000 Common Shares

Camden Property Trust is offering 3,600,000 common shares.
Our common shares trade on the New York Stock Exchange under the symbol “CPT.” On June 1, 2006, the closing sale price of our common shares was $72.60 per share.
Investing in the common shares involves risks. See “Risk Factors” beginning on page 1 of the accompanying prospectus and the “Risk Factors” incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2005.
Deutsche Bank Securities Inc. has agreed to purchase the common shares from us at a purchase price of $70.87 per share, which will result in net proceeds to us before expenses of $255,132,000. The underwriting discount is $0.38 per share or $1,368,000 in the aggregate. The common shares will be offered at a public offering price of $71.25 per share.
We have granted Deutsche Bank Securities Inc. the right, exercisable for 30 days from the date hereof, to purchase up to an additional 360,000 common shares to cover over-allotments.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the common shares to purchasers on or about June 7, 2006.
Sole Book-Running Manager
Deutsche Bank Securities
The date of this prospectus supplement is June 2, 2006.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with any other information. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document.
The distribution of this prospectus supplement and the accompanying prospectus in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

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WHERE YOU CAN FIND MORE INFORMATION
     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. In addition, you may read and copy our SEC filings at the office of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Our website address is http://www.camdenliving.com.
     This prospectus supplement and the accompanying prospectus are only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits some of the information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that are excluded from this prospectus supplement and the accompanying prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph.
     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and the information we file later with the SEC will automatically update and supersede this information.
     We incorporate by reference the documents listed below and any future filings made with the SEC (File No. 1-12110) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:
•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006; and

•	Current Reports on Form 8-K dated January 20, 2006, May 4, 2006 and May 31, 2006.
     You may request a copy of these filings at no cost by writing or telephoning Investor Relations at the following address and telephone number:
Camden Property Trust
Three Greenway Plaza, Suite 1300
Houston, Texas 77046
(713) 354-2500
     You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

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SUMMARY
     This summary is not complete and may not contain all of the information that may be important to you in deciding whether to invest in the common shares. To understand this offering fully, you should carefully read the entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the over-allotment option granted to the underwriter is not exercised.
Our Business
     We are one of the largest real estate investment trusts in the nation with operations related to the ownership, development, construction and management of multifamily apartment communities. As of March 31, 2006, we owned interests in, operated or were developing 200 multifamily properties containing 68,903 apartment homes located in thirteen states. We had 4,519 apartment homes under development at thirteen of our multifamily properties, including 561 apartment homes at two multifamily properties owned through joint ventures. We had eight properties containing 3,691 apartment homes which were designated as held for sale. Additionally, we had several sites that we intend to develop into multifamily apartment communities.
     Properties. The following table summarizes our multifamily property portfolio as of March 31, 2006, excluding land held for future development:

	March 31, 2006
	Apartment Homes	Properties
Operating Properties
Dallas, Texas (a)	8,483	23
Las Vegas, Nevada (a)(b)	8,064	30
Houston, Texas (a)	6,810	15
Tampa, Florida	5,635	12
Charlotte, North Carolina (c)	4,233	17
Orlando, Florida	3,296	8
Atlanta, Georgia	3,202	10
Washington, D.C. Metro (b)	2,882	9
Denver, Colorado (b)	2,529	8
Southeast Florida	2,520	7
Phoenix, Arizona (a)	2,433	8
Raleigh, North Carolina (c)	2,220	6
Los Angeles/Orange County, California (a)	2,191	5
Austin, Texas	2,135	7
St. Louis, Missouri	2,123	6
Louisville, Kentucky	1,448	5
Corpus Christi, Texas	1,410	3
San Diego/Inland Empire, California	846	3
Other	1,924	5

Total Operating Properties	64,384	187

Properties Under Development
Washington, D.C. Metro	2,364	6
Houston, Texas (d)	886	3
Raleigh, North Carolina	484	1
San Diego/Inland Empire, California	350	1
Los Angeles/Orange County, California (d)	290	1
Charlotte, North Carolina	145	1

Total Properties Under Development	4,519	13

Total Properties	68,903	200

Less: Joint Venture Properties (a) (b) (c) (d)	8,245	30

Total Properties Owned 100%	60,658	170

(a)	Includes properties held in unconsolidated joint ventures as follows: one property with 456 apartment homes in Dallas, three properties with 1,216 apartment homes in Houston, four properties with 992 apartment homes in Phoenix, one property with 421 apartment homes in Orange County, California, and three properties with 949 apartment homes in Las Vegas. Each property is held individually in a joint venture in which we hold a 20% interest. The remaining interest is owned by an unaffiliated private investor.

(b)	Includes properties held in unconsolidated joint ventures as follows: one property with 320 apartment homes in Denver in which we own a 50% interest, the remaining interest is owned by an unaffiliated private investor; and 14 properties with 3,098 apartment homes in Las Vegas in which we own a 20% interest, the remaining interest is owned by an unaffiliated private investor. Additional property held at December 31, 2005 included: one property with 464 apartment homes currently under development and in lease-up in Washington, D.C. Metro in which we owned a 20% interest, the remaining interest was previously owned by an unaffiliated private investor.

(c)	Includes one property held in an unconsolidated joint venture acquired through the merger with Summit Properties Inc. as follows: one property with 232 apartment homes in Charlotte. Additional properties held at December 31, 2005 included: one property with 260 apartment homes in Charlotte and one property with 411 apartment homes in Raleigh. We own a 25% interest in this joint venture, and the remaining interest is owned by an unaffiliated investor.

(d)	Includes properties held in unconsolidated joint ventures entered into in 2006 as follows: one property with 271 apartment homes in Houston, as well as one property with 290 apartment homes in Orange County, California. Each property is held individually in a joint venture in which we hold a 30% interest. The remaining interest is owned by an unaffiliated private investor.
Recent Developments
     On March 15, 2006, we declared a first quarter dividend of $0.66 per common share, which was paid on April 17, 2006 to all shareholders of record as of March 31, 2006. This dividend represented a 3.9% increase over our previous quarterly dividend of $0.635 per share.

The Offering

Common shares offered	3,600,000 shares. We have also granted the underwriter an option to purchase up to 360,000 additional common shares to cover over-allotments.

Common shares to be outstanding after this offering (1)	56,348,611 shares (56,708,611 shares if the underwriter exercises its over-allotment option in full).

NYSE symbol for our common shares	Our common shares are traded on the New York Stock Exchange under the symbol “CPT.”

Use of proceeds	We will receive approximately $254.9 million in net proceeds from the sale of common shares in this offering ($280.4 million if the underwriter exercises its over-allotment option in full), after deducting underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds to reduce indebtedness on our unsecured line of credit allowing additional capacity to fund our current and future development activities and for general corporate purposes.

(1)	The number of shares outstanding after this offering is based on 52,748,611 common shares outstanding on June 1, 2006, which includes 168,122 unvested restricted shares and excludes 1,346,295 common shares issuable upon exercise of share options, 3,774,586 issuance upon conversion of units, 2,458,700 shares held in deferred compensations plans for plan participants and 8,584,218 held in treasury.

Summary of Selected Financial and Property Data
     The following table presents selected financial and property data. Certain of the summary selected financial and property data has been derived from our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, each of which is incorporated herein by reference. See “Where You Can Find More Information.” You should read this selected financial and property data in conjunction with the financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
(in thousands, except per share amounts)

						Three months ended
	Year ended December 31,					March 31,
	2005	2004	2003	2002	2001	2006	2005
Property Revenues
Rental revenues	$473,729	$351,810	$336,393	$332,681	$333,725	$131,426	$100,687
Other property revenues	42,255	31,377	29,935	27,564	26,054	12,410	9,162

Total property revenues	515,984	383,187	366,328	360,245	359,779	143,836	109,849
Property Expenses
Property operating and maintenance	143,668	113,941	106,470	97,301	92,297	38,077	31,521
Real estate taxes	55,403	41,487	39,690	37,166	35,978	15,750	12,219

Total property expenses	199,071	155,428	146,160	134,467	128,275	53,827	43,740
Non-property income
Fee and asset management	12,912	9,187	7,276	6,264	7,695	2,477	7,306
Sale of technology investments	24,206	863	—	—	—	—	24,199
Other revenues	7,373	11,074	5,685	8,214	9,117	803	3,246

Total non-property income	44,491	21,124	12,961	14,478	16,812	3,280	34,751
Other expenses
Property management	16,145	11,924	10,154	10,027	9,510	4,226	3,220
Fee and asset management	6,897	3,856	3,908	2,499	2,016	1,366	1,948
General and administrative	24,845	18,536	16,231	14,439	12,521	7,414	5,276
Transaction compensation and merger expenses	14,085	—	—	—	—	—	13,824
Impairment provision for technology investments	130	—	—	—	9,864	—	—
Other expenses	—	—	1,389	2,790	1,511	50	23
Losses related to early retirement of debt	—	—	—	234	388	—	—
Interest	111,548	79,214	75,414	71,499	69,712	31,037	23,501
Depreciation and amortization	162,074	95,974	94,770	90,316	89,317	37,053	30,855
Amortization of deferred financing costs	3,739	2,697	2,633	2,165	1,591	1,047	1,221

Total other expenses	339,463	212,201	204,499	193,969	196,430	82,193	79,868

(in thousands, except per share amounts)

						Three months ended
	Year ended December 31,					March 31,
	2005	2004	2003	2002	2001	2006	2005
Income from continuing operations before gain on sale of properties, impairment loss on land held for sale, equity in income of joint ventures and minority interests	21,941	36,682	28,630	46,287	51,886	11,096	20,992
Gain on sale of properties, including land	132,914	1,642	2,590	359	2,346	499	132,117
Impairment loss on land held for sale	(339)	—	—	—	—	—	—
Equity in income of joint ventures	10,049	356	3,200	366	8,527	2,317	110
Income allocated to minority interests
Distributions on perpetual preferred units	(7,028)	(10,461)	(12,747)	(12,872)	(12,872)	(1,750)	(1,778)
Original issuance costs of redeemed perpetual preferred units	(365)	(745)	—	—	—	—	(365)
Income allocated to common units and other minority interests	(2,643)	(2,720)	(2,036)	(1,598)	(2,851)	(1,279)	(1,131)

Income from continuing operations	154,529	24,754	19,637	32,542	47,036	10,883	149,945
Income from discontinued operations	8,426	9,919	9,994	13,080	14,506	3,965	2,342
Gain on sale of discontinued operations	36,175	9,351	—	29,199	26	27,392	14,391
Impairment loss on land held for sale	—	(1,143)	—	—	—	—	—
Income from discontinued operations, allocated to common units	(44)	(1,540)	(201)	(209)	(276)	(797)	(14)

Net income	199,086	41,341	29,430	74,612	61,292	41,443	166,664
Preferred share dividends	—	—	—	—	(2,545)	—	—

Net income available to common shareholders	$199,086	$41,341	$29,430	$74,612	$58,747	$41,443	$166,664

Earnings per share – basic
Income from continuing operations	$2.97	$0.60	$0.50	$0.80	$1.12	$0.20	$3.27
Income from discontinued operations, including gain on sale	0.86	0.40	0.25	1.04	0.36	0.56	0.36

Net income available to common shareholders	$3.83	$1.00	$0.75	$1.84	$1.48	$0.76	$3.63

Earnings per share — diluted
Income from continuing operations	$2.79	$0.59	$0.47	$0.77	$1.07	$0.20	$3.06
Income from discontinued operations, including gain on sale	0.79	0.39	0.24	0.99	0.34	0.55	0.34

Net income available to common shareholders	$3.58	$0.98	$0.71	$1.76	$1.41	$0.75	$3.40

Distributions declared per common share	$2.54	$2.54	$2.54	$2.54	$2.44	$0.66	$0.635
Weighted average number of common shares outstanding	52,000	41,430	39,355	40,441	39,796	54,290	45,990
Weighted average number of common and common dilutive equivalent shares out standing	56,313	42,426	41,354	42,327	41,603	55,474	49,374

(in thousands, except per share amounts)

						Three months ended
	Year ended December 31,					March 31,
	2005(c)	2004	2003	2002	2001	2006	2005(c)
Balance Sheet Data (at end of period)
Real estate assets	$5,039,007	$3,159,077	$3,099,856	$3,035,970	$2,823,530	$5,173,438	$4,923,971
Accumulated depreciation	(716,650)	(688,333)	(601,688)	(498,766)	(422,154)	(732,984)	(658,683)
Total assets	4,487,799	2,629,364	2,625,561	2,608,899	2,449,665	4,618,404	4,450,005
Notes payable	2,633,091	1,576,405	1,509,677	1,427,016	1,207,047	2,741,653	2,576,183
Minority interests	221,023	159,567	196,385	200,729	206,079	221,471	229,539
Convertible subordinated debentures	—	—	—	—	—	—	—
Shareholders’ equity	$1,370,903	$738,515	$784,885	$839,453	$918,251	$1,382,308	$1,425,751
Common shares outstanding	60,763	48,601	48,299	47,881	47,585	61,034	60,494
Other Data
Cash flows provided by (used in):
Operating activities	$200,845	$156,997	$144,703	$184,808	$180,280	$63,245	$54,424
Investing activities	(207,561)	(65,321)	(94,356)	(220,766)	(103,689)	(103,874)	(88,625)
Financing activities	6,039	(92,780)	(47,365)	33,184	(78,348)	40,309	38,299
Funds from operations – diluted (unaudited) (a)	195,290	143,669	135,699	150,443	159,719	51,839	54,438
Property Data
Number of properties (at end of period)
Included in continuing operations	181	133	132	131	131	179	180
Included in discontinued operations	10	11	12	12	14	8	12
Number of operating apartment homes (at end of period)
Included in continuing operations	61,634	46,759	46,095	45,541	45,226	60,693	61,345
Included in discontinued operations	4,216	4,697	5,249	5,249	6,119	3,691	5,101
Number of operating apartment homes (weighted average) (b)
Included in continuing operations	50,587	41,872	41,174	40,476	39,931	53,203	45,987
Included in discontinued operations	4,469	5,246	5,208	6,275	6,119	3,975	4,669
Weighted average monthly total property revenue per apartment home	$850	$763	$741	$741	$751	$901	$796
Properties under development (at end of period)	9	3	2	4	2	13	10

(a)	Management considers FFO to be an appropriate measure of performance of an equity REIT. The National Association of Real Estate Investment Trusts currently defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from depreciable operating property sales, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Diluted FFO also assumes conversion of all dilutive convertible securities, including minority interests, which are convertible into common shares. We consider FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions of operating properties and excluding depreciation, FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.

(b)	Excludes apartment homes owned in joint ventures.

(c)	The 2005 results include the operations of Summit Properties Inc. subsequent to February 28, 2005.

USE OF PROCEEDS
     We will receive approximately $254.9 million in net proceeds from the sale of common shares in this offering ($280.4 million if the underwriter exercises its over-allotment option in full), after deducting underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds to reduce indebtedness on our unsecured line of credit allowing additional capacity to fund our current and future development activities and for general corporate purposes. Our line of credit matures in January 2010. The scheduled interest rate on the line of credit is currently based on spreads over LIBOR or Prime. The scheduled interest rate spreads are subject to change as our credit ratings change. Advances under our line of credit may be priced at the scheduled rates or we may enter into bid rate loans with participating banks at rates below the scheduled rates. These bid rate loans have terms of six months or less and may not exceed the lesser of $300 million or the remaining amount available under the line of credit. An affiliate of the underwriter of this offering is a lender under the line of credit and, upon application of the net proceeds from this offering of the common shares, will receive its proportionate share of the amount of the line of credit to be repaid.
PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY
     The following table sets forth the high and low sale prices per common share for the periods indicated as reported on the NYSE and the dividends paid by us with respect to each period shown below.

	High	Low	Dividends
2006
First Quarter	$72.70	$58.40	$0.660
Second Quarter (through June 1, 2006)	72.60	65.50

2005
First Quarter	$50.70	$45.31	$0.635
Second Quarter	55.60	46.76	0.635
Third Quarter	56.25	49.91	0.635
Fourth Quarter	60.18	52.70	0.635

2004
First Quarter	$45.35	$41.37	$0.635
Second Quarter	46.71	40.04	0.635
Third Quarter	47.75	44.33	0.635
Fourth Quarter	51.00	44.20	0.635
     We are required to distribute 90% of our REIT taxable income, excluding capital gains, on an annual basis to qualify as a REIT for federal income tax purposes. Accordingly, we intend to make, but are not contractually bound to make, regular quarterly dividends to common shareholders. All such dividends are at the discretion of our board of trust managers. The board of trust managers considers market factors and our performance in addition to REIT requirements in determining distribution levels.
     On March 15, 2006, we declared a first quarter dividend of $0.66 per common share, which was paid on April 17, 2006 to all shareholders of record as of March 31, 2006. This dividend represented a 3.9% increase over our previous quarterly dividend of $0.635 per share.

CAPITALIZATION
     The following sets forth our debt and capitalization at March 31, 2006 and as adjusted to reflect this offering and the application of the net proceeds of this offering as described under “Use of Proceeds” above. You should read the information included in the table in conjunction with our unaudited consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	March 31, 2006
	Actual	Adjustments	As Adjusted
		(in thousands)
Notes Payable:
Unsecured	$2,118,403	$(254,882)	$1,863,521
Secured	623,250	—	623,250

Total notes payable	2,741,653	(254,882)	2,486,771

Minority Interests	221,471	—	221,471

Shareholders’ Equity:
Common shares of beneficial interest	610	36	646
Additional paid-in capital	1,908,099	254,846	2,162,945
Distributions in excess of net income	(289,482)	—	(289,482)
Employee notes receivable	(2,046)	—	(2,046)
Treasury shares, at cost	(234,873)	—	(234,873)

Total shareholders’ equity	1,382,308	254,882	1,637,190

Total capitalization	$4,345,432	$—	$4,345,432

FEDERAL INCOME TAX CONSEQUENCES
     The following discussion supplements the discussion contained under the heading “Federal Income Tax Considerations and Consequences of Your Investment” in the accompanying prospectus and supercedes that discussion to the extent inconsistent with that discussion.
     Because the following discussion is a summary that, in conjunction with the discussion contained under the heading “Federal Income Tax Considerations and Consequences of Your Investment” in the accompanying prospectus, is intended to address only material federal income tax consequences relating to the ownership and disposition of our common shares that will apply to all holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:
•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Internal Revenue Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with investors that hold our common shares as “capital assets,” within the meaning of Section 1221 of the Internal Revenue Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.
     You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of common shares on your tax situation, including any state, local or non-U.S. tax consequences.
     The information in this section is based on the current Internal Revenue Code, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not requested and do not plan to request any rulings from the Internal Revenue Service concerning the matters discussed in the following discussion. It is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.
2003 and 2006 Tax Legislation
     On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. The Jobs and Growth Tax Relief Reconciliation Act of 2003 generally reduced the maximum tax rate applicable to you on capital gains recognized on the sale or other disposition of our securities from 20% to 15%. The Jobs and Growth Tax Relief Reconciliation Act of 2003 also generally reduced the maximum marginal rate of tax payable by individuals on dividends received from corporations that are subject to a corporate level of tax. Except in limited circumstances, this reduced tax rate will not apply to dividends paid by us to our shareholders because generally we are not subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders. The reduced maximum federal income tax rate applies to that portion, if any, of dividends received by our shareholders with respect to shares of our stock held by them that are attributable to (1) dividends received by us from non-REIT corporations or other taxable REIT subsidiaries, (2) income from the prior year with respect to which we were required to pay federal corporate income tax during the prior year (if, for example, we did not distribute 100% of our REIT taxable income for the prior year) and (3) distributions by us that we designate as long-term capital gains dividends (except for some distributions taxable to our shareholders at a maximum rate of 25%). The dividend and capital gains tax rate reductions provided in the Jobs and Growth Tax Relief Reconciliation Act of 2003 generally are effective for taxable years ending on or after May 6, 2003 through December 31, 2008. On May 17, 2006, President Bush signed the Tax Relief Extension Reconciliation Act of 2005, which extended these reductions until December 31, 2010. Without future legislative changes, the maximum long-term capital gains and dividend rates discussed above will increase in 2011. This recent legislation could cause stock in non-REIT corporations to be a more attractive investment to individual investors than stock in REITs and could have an adverse effect on the market price of our equity securities.
2004 Tax Legislation
     On October 22, 2004, President Bush signed the American Jobs Creation Act of 2004, which, among other things, amended certain provisions of the Internal Revenue Code relating to REITs. This legislation revised the REIT asset test by expanding the straight-debt safe harbor to include, among other things, certain contingent debt instruments that were previously excluded from the straight-debt safe harbor. It provides for monetary penalties in lieu of REIT disqualification for failure to meet the income or asset tests, and modifies the treatment of certain REIT distributions that are attributable to gain from sales or exchanges of United States real property interests.

UNDERWRITING
     Deutsche Bank Securities Inc., as sole book-running manager and underwriter, has agreed, subject to the terms and conditions of the underwriting agreement, to purchase from us, and we have agreed to sell to it, 3,600,000 common shares.
     The underwriting agreement provides that the obligation of the underwriter to purchase the common shares is subject to specified conditions, including the delivery of specified legal opinions by its counsel as well as other conditions. Subject to the terms and conditions of the underwriting agreement, the underwriter is obligated to purchase all of the common shares, if it purchases any of the common shares.
     We have been advised by Deutsche Bank Securities Inc. that it will offer the common shares to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $0.25 per share under the public offering price. After the common shares are released for sale, the underwriter may change the offering price and other selling terms.
     We have granted to Deutsche Bank Securities Inc. an option exercisable within 30 days of the date of the underwriting agreement to purchase up to an additional 360,000 common shares to cover over-allotments.
     The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriter assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase up to an additional 360,000 shares.

	No Exercise	Full Exercise
Per share	$0.38	$0.38
Total	$1,368,000	$1,504,800
     We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $250,000.
     We and our executive officers and trust managers have entered into lock up agreements pursuant to which we and they agreed not to, directly or indirectly, without the prior written consent of Deutsche Bank Securities Inc., during a period of 60 days from the date of this prospectus supplement, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of the common shares or any securities convertible into or exchangeable or exercisable for common shares, or file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common shares, whether any such swap or transaction is to be settled by delivery of common shares or other securities, in cash or otherwise. Deutsche Bank Securities Inc., in its sole discretion, may release any of the securities subject to these restrictions at any time without notice to you. There are no agreements between the underwriters and any of our shareholders or affiliates releasing them from these lock up agreements prior to the expiration of the 60-day period.
     The lock up agreements are subject to some exceptions, including, among others, (a) transfers of common shares by way of testate or intestate succession or by operation of law, (b) transfers of common shares to an immediate family member or wholly-owned trust, partnership, limited liability company or other entity, and (c) transfers of common shares to charitable organizations; provided, however, in each case, the transferee shall have agreed in writing to be bound by the restrictions on transfer contained in the immediately preceding paragraph and such transfer is not effective until the agreement to be bound by the restrictions on transfer is executed by the transferee.
     In order to facilitate the offering of the common shares, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of common shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than Deutsche Bank Securities Inc.’s option to purchase additional common shares from us in the offering. The underwriter may close out any covered short position by either exercising its option to purchase additional common shares or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriter will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which it may purchase common shares through the option. “Naked” short sales are sales in excess of the option. The underwriter must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be a downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of the common shares made by the underwriter in the open market prior to the completion of the offering. Any of these activities may stabilize or maintain the market price of the common shares above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at any time.
     These activities by the underwriter may stabilize, maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. These transactions may be effected in the over-the-counter market or otherwise.
     The underwriting agreement provides that we will indemnify the underwriter against certain liabilities, including any liabilities under the Securities Act. The underwriter and its affiliates have provided, from time to time, and may continue to provide, investment banking, financial and other services to us, for which we have paid, and intend to pay, customary fees. An affiliate of the underwriter of this offering is a lender under our line of credit and, upon application of the net proceeds from this offering of the common shares, will receive its proportionate share of the amount of the line of credit to be repaid. See “Use of Proceeds.”

LEGAL MATTERS
     Certain legal matters will be passed upon for us by Locke Liddell & Sapp LLP, Dallas, Texas, as our securities and tax counsel. Certain legal matters in connection with this offering will be passed upon for the underwriter by Sidley Austin LLP, New York, New York, who will rely on the opinion of Locke Liddell & Sapp LLP as to matters of Texas law.
EXPERTS
     The consolidated financial statements, as amended in the Current Report on Form 8-K filed on May 31, 2006, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Camden Property Trust’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
Camden Property Trust

By this prospectus, we may offer up to $1,085,500,000 of our: DEBT SECURITIES PREFERRED SHARES COMMON SHARES WARRANTS	We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

You should carefully consider the risks set forth under “Risk Factors” starting on page 1 of this prospectus.

These securities have not been approved or disapproved by the SEC or any state securities commission. None of those authorities has determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
We may offer the securities directly or through underwriters, agents or dealers. The supplement will describe the terms of that plan of distribution. The section entitled “Plan of Distribution” below also provides more information on this topic.
The date of this prospectus is February 25, 2003.

i

RISK FACTORS
     The following sets forth the most significant factors that make an investment in our securities speculative or risky. You should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this prospectus or any prospectus supplement before making a decision to invest in our securities.
Rising interest rates would increase our costs and could affect the market price of our securities
We have incurred and expect to continue to incur debt in the future. Some of this debt has variable or floating interest rates. Accordingly, if interest rates increase, our interest costs will also increase. In addition, an increase in market interest rates may lead purchasers of our securities to demand a higher annual yield, which could adversely affect the market price of our outstanding equity or debt securities.
Failure to generate sufficient cash flows could limit our ability to make required payments for debt service and pay distributions to shareholders and could adversely affect our ability to maintain our status as a REIT
The following factors, among others, may adversely affect the cash flows generated by our properties:
•	the national and local economic climates;

•	local real estate market conditions, such as an oversupply of apartment homes;

•	the perceptions by prospective residents of the safety, convenience and attractiveness of our properties and the neighborhoods in which they are located;

•	the need to periodically repair, renovate and relet space; and

•	our ability to pay for adequate maintenance and insurance and increased operating costs, including real estate taxes.
Some significant expenditures associated with each property, such as mortgage payments, if any, real estate taxes and maintenance costs, are generally not reduced when cash flows from operations from the property decreases.
Unfavorable changes in market and economic conditions could hurt occupancy or rental rates
The market and economic conditions may significantly affect apartment home occupancy or rental rates. Occupancy and rental rates in the markets in which we operate, in turn, may significantly affect our profitability and our ability to satisfy our financial obligations and make distributions to shareholders. The risks that may affect conditions in these markets include the following:
•	the economic climate, which may be adversely impacted by plant closings, industry slowdowns and other factors;

•	local conditions, such as oversupply of apartments or a reduction in demand for apartments in an area;

•	a future economic downturn that simultaneously affects more than one of our geographical markets;

•	the inability or unwillingness of residents to pay their current rent or rent increases;

•	the potential effect of rent control or rent stabilization laws, or other laws regulating housing, that could prevent us from raising rents; and

•	competition from other available apartments and changes in market rental rates.

Difficulties of selling real estate could limit our flexibility
Real estate investments can be hard to sell, especially if market conditions are poor. This may limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code limits our ability to sell properties that we have held for fewer than four years, which may affect our ability to sell properties without adversely affecting our return.
Development and construction risks could impact our profitability
We intend to continue to develop and construct multifamily apartment communities for our own account. Our development and construction activities may be exposed to a number of risks that may increase our construction costs. This could adversely impact our profitability and our ability to satisfy our financial obligations and make distributions to shareholders. These risks include the following:
•	we may be unable to obtain, or may face delays in obtaining, necessary zoning, land-use, building, occupancy and other required permits and authorizations, which could result in increased costs;

•	we may incur construction costs for a property that exceed our original estimates due to increased materials, labor or other costs, or due to errors and omissions that occur in the design or construction process, and we may not be able to increase rents to compensate for the increases in these costs;

•	occupancy rates and rents at a newly completed community may fluctuate depending on a number of factors, including market and economic conditions, and may result in the community not being profitable;

•	we may not be able to obtain financing with favorable terms for the development of a community, which may make us unable to proceed with its development;

•	we may not be able to complete construction and lease-up of a community on schedule, which could result in increased costs;

•	we may abandon development opportunities that we have already begun to explore and, as a result, may fail to recover expenses already incurred in exploring these development opportunities; and

•	we rely on subcontractors to perform most of our construction activities and poor performance or defaults by a major subcontractor, or our inability to obtain adequate performance bonds for a major subcontractor, may lead to project delays and unanticipated additional costs.
We also develop and construct properties for unrelated third parties pursuant to guaranteed maximum price contracts. The terms of these contracts require us to estimate the time and costs to complete a project. Based on these estimates, we determine a time and the costs for completion of the project and assume the risk that the time and costs associated with our performance may be greater than we anticipated. As a result, our profitability on guaranteed maximum price contracts is dependent on our ability to predict these factors accurately. The time and costs may be affected by a variety of factors, including those listed above, many of which are beyond our control. In addition, the terms of these contracts generally require a warranty period, which may be up to 10 years long, during which we may be required to repair, replace or rebuild a project in the event of a material defect in the structure of the project. If we do not accurately predict the time and costs of guaranteed maximum price contracts for particular projects, or if the costs of the warranty work exceed the amounts reserved for these matters, we could suffer losses on those projects and our profitability could be less than anticipated.

Failure to implement our property acquisition strategy could impact our profitability
In the normal course of our business, we continually evaluate a number of potential acquisitions and may acquire additional operating properties. Our inability to successfully implement our acquisition strategy could result in our market penetration decreasing, which could adversely affect our profitability and our ability to satisfy our financial obligations and make distributions to shareholders. Our acquisition activities and their success may be exposed to a number of risks, including the following:
•	we may not be able to identify properties to acquire or effect the acquisition;

•	we may not be able to successfully integrate acquired properties and operations;

•	our estimate of the costs of repositioning or redeveloping the acquired property may prove inaccurate; and

•	the acquired property may fail to perform as we expected in analyzing our investment.
Insufficient cash flow could affect our debt financing and create refinancing risk
As of September 30, 2002, we had outstanding mortgage indebtedness of approximately $271.4 million and senior unsecured debt of approximately $1.1 billion, of which approximately $295.4 million was floating rate debt. This indebtedness could have important consequences. For example:
•	if a property is mortgaged to secure payment of indebtedness, and if we are unable to meet our mortgage payments, we could sustain a loss as a result of foreclosure on the mortgage;

•	if funds from operations are less than the required principal and interest payments on our existing indebtedness, which in all cases will not have been fully amortized at maturity, we might not be able to refinance the debt or the terms of such refinancing might not be as favorable as the terms of our existing indebtedness;

•	our vulnerability to general adverse economic and industry conditions could be increased; and

•	our flexibility in planning for, or reacting to, changes in our business and industry could be limited.
Issuances of additional debt or equity may adversely impact our financial condition
Our capital requirements depend on numerous factors, including the occupancy rates of our apartment properties, dividend payment rates to our shareholders, development and capital expenditures, costs of operations and potential acquisitions. We cannot accurately predict the timing and amount of our capital requirements. If our capital requirements vary materially from our plans, we may require additional financing sooner than anticipated. Accordingly, we could become more leveraged, resulting in increased risk of default on our obligations and in an increase in our debt service requirements, both of which could adversely affect our financial condition and our ability to access debt and equity capital markets in the future.
Losses from catastrophes may exceed our insurance coverage
We carry comprehensive liability and property insurance on our properties, which we believe is of the type and amount customarily obtained on real property assets. We intend to obtain similar coverage for properties we acquire in the future. However, some losses, generally of a catastrophic nature, such as losses from floods or earthquakes, may be subject to limitations. We exercise our discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance on our investments at a reasonable cost and on suitable terms. If we suffer a substantial loss, our insurance coverage may not be sufficient to pay the full current market value or current replacement value of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace a property after it has been damaged or destroyed.
Potential liability for environmental contamination could result in substantial costs
Under various federal, state and local laws, ordinances and regulations, we are liable for the costs to investigate and remove or remediate hazardous or toxic substances on or in our properties, often regardless of whether we knew of or were responsible for the presence of these substances. These costs may be substantial. Also, if hazardous or toxic substances are present on a property, or if we fail to properly remediate such substances, our ability to sell or rent the property or to borrow using that property as collateral may be adversely affected.
Additionally, we occasionally develop, manage, lease and/or operate various properties for third parties. Consequently, we may be considered to have been or to be an operator of these properties and, therefore, potentially liable for removal or remediation costs or other potential costs that could relate to hazardous or toxic substances.
Compliance or failure to comply with laws requiring access to our properties by disabled persons could result in substantial cost
The Americans with Disabilities Act, the Fair Housing Act of 1988 and other federal, state and local laws generally require that public accommodations be made accessible to disabled persons. Noncompliance could result in the imposition of fines by the government or the award of damages to private litigants. These laws may require us to modify our existing properties. These laws may also restrict renovations by requiring improved access to such buildings by disabled persons or may require us to add other structural features that increase our construction costs. Legislation or regulations adopted in the future may impose further burdens or restrictions on us with respect to improved access by disabled persons. We cannot ascertain the costs of compliance with these laws, which may be substantial.
Failure to qualify as a REIT would cause us to be taxed as a corporation, which would significantly lower funds available for distribution to shareholders
If we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation for both current and past years. We cannot assure you that the Internal Revenue Service will not challenge our qualification as a REIT. We also cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal tax consequences of such qualification.
For any taxable year that we fail to qualify as a REIT, we would be subject to federal income tax on our taxable income at corporate rates, plus any applicable alternative minimum tax. In addition, unless entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce our net earnings available for investment or distribution to shareholders because of the additional tax liability for the year or years involved. In addition, distributions would no longer qualify for the dividends paid deduction nor be required to be made. To the extent that distributions to shareholders would have been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or to liquidate some of our investments to pay the applicable tax.
Share ownership limits and our ability to issue additional equity securities may prevent takeovers beneficial to shareholders
For us to maintain our qualification as a REIT, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals. As defined for federal income tax purposes, the term “individuals” includes a number of specified entities. To minimize the possibility that we will fail to qualify as a REIT under this test, our declaration of trust includes restrictions on transfers of our shares and ownership limits. The ownership limits, as well as our ability to issue other classes of equity securities, may delay, defer or prevent a change in control. These provisions may also deter tender offers for our shares, which may be attractive to you, or limit your opportunity to receive a premium for your shares that might otherwise exist if a third party were attempting to effect a change in control transaction.
We make mezzanine loans that involve risk of loss
We have made and intend to continue to make mezzanine loans to various unrelated third parties, which are typically secured by multifamily residential real estate and are subordinate to senior mortgages. While these loans are outstanding, we are subject to risks of borrower defaults, bankruptcies, fraud and other losses. In the event of any default under mezzanine loans held by us, we will bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the loan collateral and the principal amount of the loan. In addition, mezzanine loans involve a higher degree of risk that we may not recover some or all of our investment than senior mortgages due to a variety of factors, including the loan becoming unsecured as a result of foreclosure by the senior lender.
Increased competition could limit our ability to lease apartments or increase or maintain rents
Our apartment communities compete with numerous housing alternatives in attracting residents, including other rental apartments, condominiums and single-family homes that are available for rent or sale. Competitive residential housing in a particular area could adversely affect our ability to lease apartments and increase or maintain rents.
Attractive investment opportunities may not be available, which could adversely affect our profitability
We expect that other real estate investors will compete with us to acquire existing properties and to develop new properties. These competitors, including insurance companies, pension and investment funds, partnerships, investment companies and other apartment REITs, may have greater resources than we do. This completion could increase prices for properties of the type we would likely pursue. As a result, we may not be able, or have the opportunity, to make suitable investments on favorable terms in the future. This could adversely affect our profitability.

WHERE YOU CAN FIND MORE INFORMATION
     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. In addition, you may read and copy our SEC filings at the office of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Our website address is http://www.camdenliving.com.
     This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits some of the information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph.
     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information we file later with the SEC will automatically update and supersede this information.
     We incorporate by reference the documents listed below and any future filings made with the SEC (File No. 1-12110) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:
•	Annual Report on Form 10-K for the year ended December 31, 2001;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002; and

•	Current Reports on Form 8-K filed on June 4, 2002, August 14, 2002, August 21, 2002 and November 25, 2002.
     You may request a copy of these filings at no cost by writing or telephoning G. Steven Dawson, Senior Vice President-Finance and Chief Financial Officer, at the following address and telephone number:
Camden Property Trust
Three Greenway Plaza, Suite 1300
Houston, Texas 77046
(713) 354-2500
     You should rely only on the information incorporated by reference or provided in this prospectus or in the supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY
     We are one of the largest real estate investment trusts in the nation, with operations related to the ownership, development, construction and management of multifamily apartment communities in nine states. As of September 30, 2002, we owned interests in, operated or were developing 149 properties containing 53,542 apartment homes located in nine states. Three of our newly developed multifamily properties containing 1,166 apartment homes were under development at September 30, 2002. We also have several sites that we intend to develop into multifamily apartment communities.
     Our executive offices are located at Three Greenway Plaza, Suite 1300, Houston, Texas 77046, and our telephone number is (713) 354-2500.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
     We have made statements in this prospectus and any supplement that are “forward-looking” in that they do not discuss historical fact, but instead note future expectations, projections, intentions or other items relating to the future. These forward-looking statements include those made in the documents incorporated by reference in this prospectus.
     Reliance should not be placed on these forward- looking statements because they are subject to known and unknown risks, uncertainties and other factors that may cause our actual results or performance to differ materially from those contemplated by the forward-looking statements. Many of those factors are noted in conjunction with the forward-looking statements in the text. Other important factors that could cause actual results to differ include:
•	the results of our efforts to implement our property development and acquisition strategies;

•	the effects of economic conditions, including rising interest rates;

•	our ability to generate sufficient cash flows;

•	the failure to qualify as a real estate investment trust;

•	the costs of our capital and debt;

•	changes in our capital requirements;

•	the actions of our competitors and our ability to respond to those actions;

•	the actions of borrowers under our mezzanine loans;

•	changes in governmental regulations, tax rates and similar matters;

•	environmental uncertainties and disasters; and

•	other risks detailed in our other SEC reports or filings.
     These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

USE OF PROCEEDS
     We intend to use the net proceeds from the sale of the securities for general corporate purposes. Those purposes include the repayment or refinancing of debt, property acquisitions and development in the ordinary course of business, working capital, investment in financing transactions and capital expenditures.
     We will describe in the supplement any proposed use of proceeds other than for general corporate purposes.
DESCRIPTION OF CAPITAL SHARES
     Our declaration of trust provides that we may issue up to 110,000,000 shares of beneficial interest, consisting of 100,000,000 common shares and 10,000,000 preferred shares. At January 31, 2003, we had issued and outstanding 39,216,505 common shares.
Common Shares
     Holders of common shares are entitled to one vote per share. There is no cumulative voting in the election of trust managers. The board may declare dividends on common shares in its discretion if funds are legally available for those purposes. On liquidation, common shareholders are entitled to receive pro rata any of our remaining assets, after we satisfy or provide for the satisfaction of all liabilities and obligations on our preferred shares, if any. Common shareholders do not have preemptive rights to subscribe for or purchase any of our capital shares or any other of our securities, except as may be granted by the board.
Preferred Shares
     Under our declaration of trust, the board is authorized, without shareholder approval, to issue preferred shares in one or more series, with the designations, powers, preferences, rights, qualifications, limitations and restrictions as the board determines. Thus, the board, without shareholder approval, could authorize the issuance of preferred shares with voting, conversion and other rights that could adversely affect the voting power and other rights of common shareholders or that could make it more difficult for another company to enter into a business combination with us.
Restrictions on Ownership
     In order for us to qualify as a REIT, under the Internal Revenue Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals or entities during the last half of a taxable year. In addition, our capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.
     Because our board believes it is essential for us to continue to qualify as a REIT, our declaration of trust provides that in general no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of our total outstanding capital shares. Any transfer of shares will not be valid if it would:
•	create a direct or indirect ownership of shares in excess of 9.8% of our total outstanding capital shares;

•	result in shares being owned by fewer than 100 persons;

•	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code; or

•	result in our disqualification as a REIT.

     If any person owns or is deemed to own more than 9.8% of our total outstanding capital shares, the shares that exceed this ownership limit will automatically be deemed to be transferred to us. We will act as trustee of a trust for the exclusive benefit of the transferees to whom these shares may ultimately be transferred without violating the 9.8% ownership limit. While in trust, these shares will not be entitled to participate in dividends or other distributions and, except as required by law, will not be entitled to vote. We will have the right, for a period of 90 days during the time any securities are held by us in trust, to purchase all or any portion of these securities from the original shareholder at the lesser of the price paid for the shares and the market price of the shares on the date we exercise our option to purchase. All certificates representing capital shares will bear a legend referring to the restrictions described above.
     These restrictions on ownership may have the effect of precluding acquisition of control unless the board and shareholders determine that maintenance of REIT status is no longer in our best interests.
Shareholder Liability
     Our declaration of trust provides that no shareholder will be personally or individually liable in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board. A shareholder will be under no obligation to us or to our creditors with respect to such shares, other than the obligation to pay to us the full amount of the consideration for which such shares were issued or to be issued. By statute, the State of Texas provides limited liability for shareholders of a REIT organized under the Texas Real Estate Investment Trust Act.
Transfer Agent and Registrar
     American Stock Transfer & Trust Company or its successor is the transfer agent and registrar for our common shares.
DESCRIPTION OF WARRANTS
     We may issue warrants for the purchase of debt securities, preferred shares or common shares. We may issue warrants independently or together with debt securities, preferred shares or common shares or attached to or separate from the offered securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not act for or on behalf of warrant holders.
     This summary of some of the provisions of the warrants is not complete. You should refer to the provisions of the warrant agreement that will be filed with the SEC as part of the offering of any warrants. To obtain a copy of this document, see “Where You Can Find More Information” on page 6.
DESCRIPTION OF DEBT SECURITIES
     The debt securities will be issued under an indenture between us and SunTrust Bank, as trustee.
     The following summary of some of the provisions of the indenture is not complete. You should look at the indenture that is filed as an exhibit to the registration statement of which this prospectus is a part. To obtain a copy of the indenture or other documents that we file with the SEC, see “Where You Can Find More Information” on page 6.
General
     The debt securities will be direct, unsecured and unsubordinated obligations and will rank equally with all other of our unsecured and unsubordinated indebtedness. The indenture does not limit the amount of debt securities that we can offer under it.
     We may issue additional debt securities without your consent. We may issue debt securities in one or more series. We are not required to issue all debt securities of one series at the same time. Also, unless otherwise provided, we may open a series without the consent of the holders of the debt securities of this series, for issuances of additional debt securities of this series.
     The supplement will address the following terms of the debt securities:
•	their title;

•	any limits on the principal amounts to be issued;

•	the dates on which the principal is payable;

•	the rates, which may be fixed or variable, at which they will bear interest, or the method for determining rates;

•	the dates from which the interest will accrue and be payable, or the method of determining those dates, and any record dates for the payments due;

•	any provisions for redemption, conversion or exchange, at our option or otherwise, including the periods, prices and terms of redemption or conversion;

•	any sinking fund or similar provisions, whether mandatory or at the holder’s option, along with the periods, prices and terms of redemption, purchase or repayment;

•	the amount or percentage payable if we accelerate their maturity, if other than the principal amount;

•	any changes to the events of default or covenants set forth in the indenture;

•	the terms of subordination, if any;

•	whether the series may be reopened; and

•	any other terms consistent with the indenture.
     We may authorize and determine the terms of a series of debt securities by resolution of our board of trust managers or one of its committees or through a supplemental indenture.
Form of Debt Securities
     Unless the supplement otherwise provides, the debt securities will be issued in registered form. We will issue debt securities only in denominations of $1,000 and integral multiples of that amount.
     Unless the supplement otherwise provides, we will issue debt securities as one or more global securities. This means that we will not issue certificates to each holder. We generally will issue global securities in the total principal amount of the debt securities in a series. Debt securities in global form will be deposited with or on behalf of a depositary. Debt securities in global form may not be transferred except as a whole among the depositary, a nominee of or a successor to the depositary and any nominee of that successor. Unless otherwise identified in the supplement, the depositary will be The Depository Trust Company (“DTC”).
     We may determine not to use global securities for any series. In that event, we will issue debt securities in certificated form.

     The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in certificated form. Those laws and some conditions on transfer of global securities may impair the ability to transfer interests in global securities.
Ownership of Global Securities
     So long as the depositary or its nominee is the registered owner of a global security, that entity will be the sole holder of the debt securities represented by that instrument. Both we and the trustee are only required to treat the depositary or its nominee as the legal owner of those securities for all purposes under the indenture.
     Unless otherwise specified in this prospectus or the supplement, no actual purchaser of debt securities represented by a global security will be entitled to receive physical delivery of certificated securities or will be considered the holder of those securities for any purpose under the indenture. In addition, no actual purchaser will be able to transfer or exchange global securities unless otherwise specified in this prospectus or the supplement. As a result, each actual purchaser must rely on the procedures of the depositary to exercise any rights of a holder under the indenture. Also, if an actual purchaser is not a participant in the depositary, the actual purchaser must rely on the procedures of the participant through which it owns its interest in the global security.
The Depository Trust Company
     The following is based on information furnished by DTC and applies to the extent that it is the depositary, unless otherwise provided in the supplement.
     Registered Owner. The debt securities will be issued as fully registered securities in the name of Cede & Co., which is DTC’s partnership nominee. The trustee will deposit the global security with the depositary. The deposit with the depositary and its registration in the name of Cede & Co. will not change the nature of the actual purchaser’s ownership interest in the debt securities.
     DTC’s Organization. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of that law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.
     DTC is owned by a number of its direct participants and the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations who directly participate in DTC. Other entities may access DTC’s system by clearing transactions through or maintaining a custodial relationship with direct participants. The rules applicable to DTC and its participants are on file with the SEC.
     DTC’s Activities. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participant’s accounts. Doing so eliminates the need for physical movement of securities certificates.
     Participants’ Records. Except as otherwise provided in this prospectus or a supplement, purchases of debt securities must be made by or through a direct participant, which will receive a credit for the securities on the depositary’s records. The purchaser’s interest is in turn to be recorded on the participants’ records. Actual purchasers will not receive written confirmations from the depositary of their purchase, but they generally receive confirmations along with periodic statements of their holdings from the participants through which they entered into the transaction.
     Transfers of interest in the global securities will be made on the books of the participants on behalf of the actual purchasers. Certificates representing the interest of the actual purchasers in the securities will not be issued unless the use of global securities is suspended.

     The depositary has no knowledge of the actual purchasers of global securities. The depositary’s records only reflect the identity of the direct participants, who are responsible for keeping account of their holdings on behalf of their customers.
     Notices Among the Depositary, Participants and Actual Owners. Notices and other communications by the depositary, its participants and the actual purchasers will be governed by arrangements among them, subject to any legal requirements in effect.
     Voting Procedures. Neither DTC nor Cede & Co. will give consents for or vote the global securities. The depositary generally mails an omnibus proxy to us just after the applicable record date. That proxy assigns Cede & Co.’s voting rights to the direct participants to whose accounts the securities are credited at that time.
     Payments. Principal and interest payments made by us will be delivered to the depositary. DTC’s practice is to credit direct participants’ accounts on the applicable payment date unless it has reason to believe that it will not receive payment on that date. Payments by participants to actual purchasers will be governed by standing instructions and customary practices, as is the case with securities held for customers in bearer form or registered in “street name.” Those payments will be the responsibility of that participant, not the depositary, the trustee or us, subject to any legal requirements in effect at that time.
     We are responsible for payment of principal, interest and premium, if any, to the trustee, who is responsible to pay it to the depositary. The depositary is responsible for disbursing those payments to direct participants. The participants are responsible for disbursing payment to the actual purchasers.
Transfer or Exchange of Debt Securities
     You may transfer or exchange debt securities other than global securities without service charge at the corporate trust office of the trustee. You may also surrender debt securities other than global securities for conversion or registration of transfer without service charge at the corporate trust office of the trustee. You must execute a proper form of transfer and pay any taxes or other governmental charges resulting from that action.
Transfer Agent
     If we designate a transfer agent in addition to the trustee in a supplement, we may at any time rescind this designation or approve a change in the location through which the transfer agent acts. We will, however, be required to maintain a transfer agent in each place of payment for a series of debt securities. We may at any time designate additional transfer agents for a series of debt securities.
Covenants
     The following is a summary of some of the covenants we have made in the indenture.
     Existence. Except in connection with permitted mergers, consolidations or sales of assets, we agreed to do or cause to be done all things necessary to preserve and keep our corporate existence, rights and franchises in full force and effect. We are not, however, required to preserve any right or franchise if we determine that its preservation is no longer desirable in the conduct of our business and that the loss is not disadvantageous in any material respect to the holders of debt securities.
     Maintenance of Properties. We agreed to maintain and keep in good condition all of our material properties used or useful in the conduct of our business. This does not, however, preclude us from disposing of our properties in the ordinary course of business.
     Insurance. We agreed to maintain with insurers of recognized responsibility insurance concerning our properties against such casualties and contingencies and of such types and in such amounts as is customary for the same or similar businesses.

     Payment of Taxes and Other Claims. We agreed to pay or discharge before they become delinquent all taxes and other governmental charges levied or imposed on us and all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property. We are not, however, required to pay or discharge any such charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings.
     Provision of Financial Information. We agreed, whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, to prepare the annual reports, quarterly reports and other documents that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 within 15 days of each of the respective required filing dates and to:
•	transmit by mail to all holders of debt securities, as their names and addresses appear in the security register, copies of such annual reports, quarterly reports and other documents;

•	file with the trustee copies of such annual reports, quarterly reports and other documents; and

•	promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.
Events of Default, Notice and Waiver
     Events of default under the indenture for any series of debt securities include the following:
•	failure for 30 days to pay interest on any debt securities of that series;

•	failure to pay principal or premium, if any, of any debt securities of that series;

•	default in the performance or breach of any of our covenants contained in the indenture, other than a covenant added to the indenture solely for the benefit of a series of debt securities other than that series, which continues for 60 days after written notice as provided in the indenture;

•	default under any other of our debt instruments with an aggregate principal amount outstanding of at least $10,000,000;

•	entry by a court of competent jurisdiction of one or more judgments, orders or decrees against us in an aggregate amount, excluding amounts covered by insurance, over $10,000,000 and these judgments, orders or decrees remain undischarged for a period of 30 consecutive days; or

•	specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee.
     If an event of default occurs and continues, the trustee and the holders of not less than 25% of the series may declare the principal amount of all of the debt securities of that series to be immediately due and payable.
     The rights of holders of a series to commence an action for any remedy is subject to a number of conditions, including the requirement that the holders of 25% of that series request that the trustee take action and offer a reasonable indemnity to the trustee against its liabilities incurred in doing so. This provision will not, however, prevent any holder from instituting suit for the enforcement of payment.
     Subject to provisions in the indenture relating to the trustee’s duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder unless the holder has offered to the trustee reasonable security or indemnity. However, the trustee may refuse to follow any direction that is in conflict with any law or the indenture, that may involve the trustee in personal liability or that may be unduly prejudicial to holders.

Modification of the Indenture
     We must obtain the consent of holders of at least a majority in principal amount of all outstanding debt securities affected by a change to the indenture. The consent of holders of at least a majority in principal amount of each series of outstanding debt securities is required to waive compliance by us with some of the covenants in the indenture. We must obtain the consent of each holder affected by a change to extend the maturity; reduce the principal, redemption premium or interest rate; change the place of payment, or the coin or currency, for payment; limit the right to sue for payment; reduce the level of consents needed to approve a change to the indenture; or modify any of the foregoing provisions or any of the provisions relating to the waiver of some past defaults or covenants, except to increase the required level of consents needed to approve a change to the indenture.
Defeasance
     We may defease the debt securities of a series, which means that we would satisfy our duties under that series before maturity. We may do so by depositing with the trustee, in trust for the benefit of the holders, sufficient funds to pay the entire indebtedness on that series, including principal, premium, if any, and interest. Some other conditions must be met before we may do so. We must also deliver an opinion of counsel to the effect that the holders of that series will have no federal income tax consequences as a result of that deposit.
Conversion
     Debt securities may be convertible into or exchangeable for common shares, preferred shares or debt securities of another series. The supplement will describe the terms of any conversion rights. To protect our status as a REIT, debt securities are not convertible if, as a result of a conversion, any person would then be deemed to own, directly or indirectly, more than 9.8% of our capital shares.
Subordination
     The terms and conditions of any subordination of subordinated debt securities to other of our indebtedness will be described in the supplement. The terms will include a description of the indebtedness ranking senior to the subordinated debt securities, the restrictions on payments to the holders of subordinated debt securities while a default exists with respect to senior indebtedness, any restrictions on payments to the holders of the subordinated debt securities following an event of default and provisions requiring holders of the subordinated debt securities to remit payments to holders of senior indebtedness.
     Because of the subordination, if we become insolvent, holders of subordinated debt securities may recover less, ratably, than other of our creditors, including holders of senior indebtedness.
Limitations on Incurrence of Debt
     The indenture imposes the following limitations on our ability to incur debt if provided with respect to any series of debt securities.
     We will not incur debt if as a result the aggregate principal amount of all our outstanding debt would exceed 60% of the sum of our total assets as of the end of the last fiscal quarter and the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds we receive, to the extent that the proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce debt, since the end of that quarter, including those proceeds obtained in connection with the incurrence of this additional debt.
     We will not incur debt secured by any mortgage, lien, charge, pledge or security interest of any kind (“Lien”) on any of our properties if as a result the aggregate principal amount of all of our outstanding debt that is secured by any Lien on our property would exceed 40% of the sum of our total assets as of the end of our last fiscal quarter and the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received, to the extent that the proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce debt, since the end of that quarter, including those proceeds obtained in connection with the incurrence of this additional debt.
     We will not at any time own unencumbered assets equal to less than 150% of the aggregate outstanding principal amount of unsecured debt.
     We will not incur debt if the ratio of Consolidated Income Available for Debt Service (as defined in the indenture) to the Annual Service Charge (as defined in the indenture) for the four consecutive fiscal quarters most recently ended prior to the date on which this additional debt is to be incurred will have been less than 1.5:1, on a pro forma basis and calculated as described in the indenture.
Merger, Consolidation and Sale of Assets
     We cannot consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation unless:
•	we will be the surviving entity; or

•	the successor corporation, if other than us, expressly assumes all of our obligations under the debt securities and the indenture, and immediately after that transaction no default under the indenture will occur and be continuing.
PLAN OF DISTRIBUTION
     We may offer securities directly or through underwriters, dealers or agents. The supplement will identify those underwriters, dealers or agents and will describe the plan of distribution, including commissions to be paid. If we do not name a firm in the supplement, the firm may not directly or indirectly participate in any underwriting of those securities, although it may participate in the distribution of securities under circumstances entitling it to a dealer’s allowance or agent’s commission.
     An underwriting agreement will entitle the underwriters to indemnification against specified civil liabilities under the federal securities laws and other laws. The underwriters’ obligations to purchase securities will be subject to specified conditions and generally will require them to purchase all of the securities if any are purchased.
     Unless otherwise noted in the supplement, the securities will be offered by the underwriters, if any, when, as and if issued by us, delivered to and accepted by the underwriters and subject to their right to reject orders in whole or in part.
     We may sell securities to dealers, as principals. Those dealers then may resell the securities to the public at varying prices set by those dealers from time to time.
     We may also offer securities through agents. Agents generally act on a “best efforts” basis during their appointment, meaning that they are not obligated to purchase securities.
     Dealers and agents may be entitled to indemnification as underwriters by us against some liabilities under the federal securities laws and other laws.
     We or the underwriters or the agent may solicit offers by institutions approved by us to purchase securities under contracts providing for further payment. Permitted institutions include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. Certain conditions apply to those purchases.
     An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. The underwriters may engage in any activities on any exchange or other market in which the securities may be traded. If commenced, the underwriters may discontinue those activities at any time.
     The supplement or pricing supplement, as applicable, will set forth the anticipated delivery date of the securities being sold at that time.
RATIO OF EARNINGS TO FIXED CHARGES
     The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred distributions for each of our last five fiscal years and the nine months ended September 30, 2002 are presented below. We computed our ratios of earnings to fixed charges by dividing earnings by fixed charges. We computed our ratios of earnings to combined fixed charges and preferred share dividends by dividing earnings by the sum of fixed charges and preferred share dividend requirements. For these purposes, earnings have been calculated by adding fixed charges to income from operations before income taxes. Fixed charges consist of interest costs, the interest portion of rental expense, other than on capital leases, estimated to represent the interest factor in this rental expense and the amortization of debt discounts and issue costs.

Nine months
ended
	Year ended December 31,					September 30,
	2001(4)	2000(3)	1999(2)	1998	1997(1)	2002
Ratio of earnings to fixed charges	1.63x	1.63x	1.58x	1.81x	2.13x	1.42x
Ratio of earnings to combined fixed charges and preferred share dividends	1.61x	1.58x	1.52x	1.70x	2.13x	1.42x

(1)	Earnings include a $10,170,000 impact related to gain on sales of properties. Excluding this impact, these ratios would be 1.83x.

(2)	Earnings include a $2,979,000 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.55x and 1.49x.

(3)	Earnings include a $18,323,000 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.45x and 1.41x.

(4)	Earnings include a $2,372,000 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.60x and 1.59x.
FEDERAL INCOME TAX CONSIDERATIONS AND CONSEQUENCES OF YOUR INVESTMENT
     The following is a general summary of the material federal income tax considerations associated with an investment in the securities. The summary is based on current law. It is not tax advice and presents general information only. The summary does not deal with particular types of securityholders that are subject to special treatment under the Internal Revenue Code, such as insurance companies, financial institutions and broker-dealers. In addition, the summary is not exhaustive of all possible tax considerations. Your actual tax consequences as a taxpayer can be complicated and will depend on your specific situation, including variables you cannot control. You should consult your own tax advisor for a full understanding of the tax consequences of the purchase, holding and sale of the securities. You should also consult your tax advisor to determine the effect of any potential changes in applicable tax laws. The Internal Revenue Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and the summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

The following discussion is based upon current law and on representations from us concerning our compliance with the requirements for qualification as a REIT.
     We urge you, as a prospective investor, to consult your own tax advisor with respect to the specific federal, state, local, foreign and other tax consequences to you of the purchase, holding and sale of our securities.
     We have elected to be taxed as a REIT under the Internal Revenue Code since our taxable year ended December 31, 1993. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Internal Revenue Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot, however, assure you that these requirements will be met in the future.
     We have not requested a ruling from the Internal Revenue Service regarding our REIT status. However, we have received an opinion from the law firm of Locke Liddell & Sapp LLP to the effect that:
•	we have met the requirements for qualification and taxation as a REIT for each taxable year commencing with the taxable year ended December 31, 1993;

•	our diversity of equity ownership, operations through the date of the opinion and proposed method of operation should allow us to qualify as a REIT for the taxable year ending December 31, 2003; and

•	the discussion regarding “Federal Income Tax Considerations and Consequences of Your Investment” set forth in this section, to the extent that it describes matters of law or legal conclusions, is correct in all material respects.
     The opinion is expressed as of its date and Locke Liddell & Sapp LLP has no obligation to advise us of any change in applicable law or of any matters stated, represented or assumed, after the date of this opinion.
     You should be aware that opinions of counsel are not binding upon the Internal Revenue Service or any court. Our opinion of counsel is based upon factual representations and covenants made by us regarding the past, present and future conduct of our business operations. Furthermore, our opinion of counsel regarding our continued qualification as a REIT is conditioned upon, and our continued qualification as a REIT will depend on, our ability to meet, through actual annual operating results, the various REIT qualification tests under the Internal Revenue Code.
     In addition, we cannot assure you that new legislation, regulations or administrative interpretations will not change the tax laws with respect to our qualification as a REIT or any other matter discussed herein.
Federal Income Taxation of the Company
     As long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Internal Revenue Code generally allow us to deduct dividends paid to our shareholders. The deduction for dividends paid to shareholders substantially eliminates the federal “double taxation” of earnings generally applicable to corporations. When we use the term “double taxation,” we refer to taxation of corporate income at two levels, taxation at the corporate level when the corporation must pay tax on the income it has earned and taxation again at the shareholder level when the shareholder pays taxes on the distributions it receives from the corporation’s income in the way of dividends. Additionally, a REIT may elect to retain and pay taxes on a designated amount of its net long-term capital gains, in which case the shareholders of the REIT will include their proportionate share of the undistributed long-term capital gains in income and receive a credit or refund for their share of the tax paid by the REIT.

     Even if we qualify for taxation as a REIT, we will be subject to federal income tax as follows:
•	We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gain.

•	Under some circumstances, we may be subject to the “alternative minimum tax” as a consequence of our items of tax preference.

•	We will be taxed at the highest corporate rate on our net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business and other non-qualifying income from foreclosure property. Foreclosure property is, in general, any real property and any personal property incident to real property acquired through foreclosure or deed in lieu of foreclosure.

•	We will be subject to a 100% tax on any net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

•	If we fail to satisfy the 75% or 95% gross income test under the REIT provisions of the Internal Revenue Code, but have maintained our qualification as a REIT, we will be subject to a tax equal to 100% of the net income attributable to the greater of the amount by which we fail the 75% test or the 95% test, multiplied by a fraction intended to reflect our profitability.

•	If we fail to distribute during each year at least the sum of (a) 85% of our ordinary income for such year, (b) 95% of our capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

•	If (a) we acquire any asset from a C corporation, which is a corporation subject to full corporate level tax, in a carryover-basis transaction, and (b) we subsequently recognize gain on the disposition of this asset during the 10-year period beginning on the date on which we acquire the asset, then the excess of the fair market value of the asset as of the beginning of the 10-year period over our adjusted basis in the asset at that time will be subject to tax at the highest regular corporate rate, under guidelines issued by the Internal Revenue Service.
REIT Qualification
     Organizational Requirements. The Internal Revenue Code defines a REIT as a corporation, trust or association that meets the following conditions:
1.	it is managed by one or more trustees or directors;

2.	its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;

3.	it would be taxable as a domestic corporation but for the REIT requirements;

4.	it is neither a financial institution nor an insurance company;

5.	its beneficial ownership is held by 100 or more persons; and

6.	during the last half of each taxable year, five or fewer individuals do not own, directly or indirectly, more than 50% in value of its outstanding stock, taking into account applicable attribution rules.

     In addition, other tests, described below, regarding the nature of income and assets of the REIT also must be satisfied. The Internal Revenue Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (5) and (6), pension funds and particular other tax-exempt entities are treated as individuals, subject to an exception in the case of condition (6) that looks through the fund or entity to actual participants of the fund or beneficial owners of the entity in determining the number of owners of the outstanding stock.
     Our declaration of trust currently includes restrictions regarding transfers of capital shares, which restrictions are intended, among other things, to assist us in continuing to satisfy conditions (5) and (6). In rendering its opinion that we have met the requirements for qualification and taxation as a REIT, Locke Liddell & Sapp LLP is relying on our representations that the ownership of our capital shares will satisfy conditions (5) and (6). There can be no assurance, however, that the restrictions in our declaration of trust will, as a matter of law, preclude us from failing to satisfy those conditions or that a transfer in violation of those restrictions would not cause us to fail these conditions.
     If a REIT owns a qualified REIT subsidiary, the Internal Revenue Code provides that the qualified REIT subsidiary is disregarded for federal income tax purposes. Thus, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and these items of the REIT itself. When we use the term “qualified REIT subsidiary,” we mean a corporation, other than a taxable REIT subsidiary, in which all of its shares are held by the REIT. We own, directly or indirectly, 100% of the shares of several corporations which constitute qualified REIT subsidiaries. Thus, all of the assets, liabilities and items of income, deduction and credit of these qualified REIT subsidiaries will be treated as our assets and liabilities and our items of income, deduction and credit. Unless the context requires otherwise, all references to “we,” “us” and “our company” in this “Federal Income Tax Considerations and Consequences of Your Investment” section, refer to Camden Property Trust and its qualified REIT subsidiaries.
     In the case of a REIT that is a partner in a partnership, Treasury Regulations issued by the United States Treasury Department provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to this share. A REIT’s proportionate share of the assets of the partnership will be determined based on the REIT’s capital interest in the partnership. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and asset tests. Thus, our proportionate share of the assets, liabilities and items of income of Camden Operating, L.P. and any other entity taxable as a partnership for federal income tax purposes in which we hold an interest will be treated as our assets and liabilities and our items of income for purposes of applying the requirements described in this section. The assets, liabilities and items of income of Camden Operating, L.P. and any other entity taxable as a partnership for federal income tax purposes in which we hold an interest include Camden Operating, L.P.’s and each such entity’s share of the assets and liabilities and items of income with respect to any entity taxable as a partnership in which they hold an interest.
     Income Tests. In general, in order to qualify as a REIT, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from real estate sources and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. We must also derive at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property including rents from real property, interest on obligations secured by mortgages on real property and, in particular circumstances, interest from particular types of temporary investments. Additionally, with respect to each of our tax years beginning on or before January 1, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain from the sale or other disposition of real property held for less than four years apart from involuntary conversions and sales of foreclosure property must have represented less than 30% of our gross income including gross income from prohibited transactions for each such taxable year.
     Rent derived from leases will be qualifying income under the REIT requirements, provided several requirements are satisfied. First, a lease may not have the effect of giving us a share of the income or profits of the lessee. Second, the rent attributable to personal property that is leased in connection with a lease of real property must not exceed 15% of the total rent received under the lease. If so, the portion of rent attributable to the personal property will not qualify as rents from real property. For taxable years beginning after December 31, 2000, the test to determine the rent attributable to personal property that is leased in connection with a lease of real property is based on relative fair market values. Third, rents received from a related party tenant will not qualify as rents from real property. For these purposes, a tenant will be a related party tenant if the REIT, directly or indirectly, actually or constructively, owns 10% or more of the tenant. As a result of the passage of the Ticket to Work and Work Incentives Act of 1999 as enacted on December 17, 1999 (we refer to this as the “REIT Modernization Act”), for taxable years after December 31, 2000, we may lease property to a taxable REIT subsidiary and the rents received from that subsidiary will not be disqualified from being rents from real property by reason of our ownership interest in the subsidiary. We can avail ourselves of this exception to the related party rent rules so long as at least 90% of the leased space of the property is rented to persons who are not related parties or taxable REIT subsidiaries and the taxable REIT subsidiary pays commercially reasonable rent which is substantially comparable to the rent paid by third parties. A taxable REIT subsidiary includes a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary will be subject to federal income tax at regular corporate rates. Fourth, the REIT generally must not operate or manage its property or furnish or render services to tenants. However, the REIT may provide customary services or provide non-customary services through an independent contractor who is adequately compensated and from whom the REIT derives no income or a taxable REIT subsidiary. Also, for tax years beginning after August 5, 1997, the REIT may provide non-customary services with respect to its properties as long as the income from the provision of these services with regard to each property does not exceed 1% of all amounts received by the REIT from each property. For all taxable years beginning after December 31, 2000 the REIT may provide or furnish non-customary services through a taxable REIT subsidiary. Finally, all leases must also qualify as “true” leases for federal income tax purposes, and not as service contracts, joint ventures or other types of arrangements.
     We have not charged, and do not anticipate charging, rent that is based in whole or in part on the income or profits of any person. We have not derived, and do not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.
     We have provided and will provide services with respect to our multifamily apartment communities. We believe that the services with respect to our communities that have been and will be provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants; and, for tax years beginning after August 5, 1997, income from the provision of other kinds of services with respect to a given property has not and will not exceed 1% of all amounts received by us from such property. Therefore, we believe that the provision of such services has not and will not cause rents received with respect to our communities to fail to qualify as rents from real property. We believe that services with respect to our communities that we believe may not be provided by us directly without jeopardizing the qualification of rent as rents from real property have been and will be performed by independent contractors, or, for taxable years beginning after December 31, 2000, taxable REIT subsidiaries.
     The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:
•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.
     If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.
     Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date that our commitment to make the loan becomes binding, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will bear the same relationship to the total interest income as the principal amount of the loan that is not secured by real property bears to the total amount of the loan.
     Some of our mezzanine loans may not be secured by real property. Our interest income from those loans is and will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. It also is possible that, in some instances, the interest income from a mortgage loan may be based in part on the borrower’s profits or net income. That scenario generally will cause the income from the loan to be non-qualifying income for purposes of both gross income tests.
     We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:
•	that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.
     However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:
•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

     We do not anticipate that we will receive any income from property acquired through foreclosure that is not qualifying income for purposes of the 75% gross income test, but if we do receive any such income, we will make an election to treat the related property as foreclosure property. In addition, we anticipate that any income we receive with respect to property that is not eligible for a foreclosure property election will be qualifying income for purposes of both gross income tests.
     We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.
     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under the Internal Revenue Code. These relief provisions generally will be available if:
•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule is not due to fraud with intent to evade tax.
     It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on such income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above, even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision provides relief if we failed the 30% gross income test in a taxable year beginning on or before January 1, 1997, and any failure to so qualify would have caused us to fail to qualify as a REIT.
     Asset Tests. On the last day of each calendar quarter, we must meet four tests concerning the nature of our assets. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items and government securities. For this purpose, “real estate assets” include interests in real property, interests in loans secured by mortgages on real property or by certain interests in real property, shares in other REITs and particular options, but exclude mineral, oil or gas royalty interests. The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date we receive the new capital. Second, no more than 25% of our total assets may be represented by securities, other than securities in the 75% asset class. Third, with regard to these securities, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets, unless the issuer is a taxable REIT subsidiary, and we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, unless the issuer is a taxable REIT subsidiary or we can avail ourselves of a safe harbor for “straight debt.” Fourth, no more than 20% of our total assets may be represented by securities of one or more taxable REIT subsidiaries. We must satisfy the asset tests at the close of each quarter. If we fail an asset test as of the close of the quarter due to the acquisition of securities or other property during the quarter, we may satisfy this test by disposing of the securities or other non-qualifying property within the 30-day period following the close of that quarter. We cannot assure you that the Internal Revenue Service will not challenge our compliance with these tests. If we hold assets in violation of the applicable asset tests, we would be disqualified as a REIT.
     We currently own more than 10% of the total value of the outstanding securities of several subsidiaries. Each of these subsidiaries has elected to be a taxable REIT subsidiary. It should be noted that the Internal Revenue Code contains two provisions that ensure that taxable REIT subsidiaries are subject to an appropriate level of federal income taxation. First, taxable REIT subsidiaries are limited in their ability to deduct interest payments made to an affiliated REIT. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equity to 100% of such excess.

     The term “securities” generally includes our debt securities issued by another REIT or a partnership, except that debt securities of a partnership are not treated as securities for purposes of the 10% value test if we own at least a 20% profits interest in the partnership as long as such debt qualifies as “straight debt,” generally requiring that the interest rate not be based on profits or certain discretionary factors and that the instrument not be convertible into equity.
     We believe that our mortgage loans are qualifying assets for purposes of the 75% asset test. However, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. The non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property. Accordingly, our mezzanine loans will not be qualifying assets for purposes of the 75% asset test to the extent that they are not secured by mortgages on real property.
     Other Restrictions. The REIT requirements impose a number of other restrictions on our operations. For example, any net income that we derive from sales of property in the ordinary course of business, other than inventory acquired by reason of some foreclosures, is subject to a 100% tax unless eligible under a safe harbor.
     Distributions. Due to minimum distribution requirements, we must generally distribute each year an amount at least equal to:
•	the sum of (a) 90% (previously 95% for taxable years beginning before December 31, 2000) of our REIT taxable income, as computed without regard to the dividends-paid deduction or our capital gains, and (b) 90% (previously 95% for taxable years beginning before December 31, 2000) of our net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property; minus

•	the sum of specific items of noncash income.
     This distribution must be paid in the taxable year to which it relates, or in the following taxable year, if declared before we timely file our federal income tax return for that year and if paid on or before the first regular dividend payment after that declaration. Capital gain dividends are not included in the calculation to determine whether we satisfy the above-described distribution requirement. In general, a capital gain dividend is a dividend attributable to net capital gain recognized by us and properly designated as such.
     Even if we satisfy the foregoing distribution requirement, to the extent that we do not distribute all of our net capital gain or REIT taxable income as adjusted, we will be subject to tax on this gain or income at a regular capital gains or ordinary corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of:
•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	any undistributed taxable income from prior periods,
we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed. In addition, during our recognition period, if we dispose of any asset subject to the rules regarding built-in gain, under guidance issued by the Internal Revenue Service, we will be required to distribute at least 95% of any after-tax built-in gain recognized on the disposition of the asset. The term “built-in-gain” refers to the excess of (a) the fair market value of the asset as of the beginning of the applicable recognition period over (b) the adjusted basis in such asset as of the beginning of such recognition period.
     Typically, our REIT taxable income is less than our cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. However, from time to time, we may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute a greater amount as may be necessary to avoid income and excise taxation. This may occur because of:
•	timing differences between the actual receipt of income and the actual payment of deductible expenses and the inclusion of this income and the deduction of these expenses in arriving at our taxable income, or

•	as a result of nondeductible expenditures, such as principal amortization or capital expenditures, including any reinvestment of proceeds received from the sale of our properties, other than in a tax-free exchange, in excess of noncash deductions.
     If these timing differences occur, or if our nondeductible expenditures exceed our noncash deductions, we may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.
     Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to these dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest and any applicable penalties based upon the amount of any deficiency.
     Certain Income From Mortgage Loans. We will recognize taxable income in advance of the related cash flow if any of our mortgage loans are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.
     We may be required to recognize the amount of any payment projected to be made pursuant to a provision in a mortgage loan that entitles us to share in the gain from the sale of, or the appreciation in, the mortgaged property over the term of the related loan, even though we may not receive the related cash until the maturity of the loan.
Failure to Qualify as a REIT
     If we fail to qualify for taxation as a REIT in any taxable year and relief provisions do not apply, the following consequences will occur:
•	we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates;

•	we will be unable to deduct distributions to our shareholders;

•	we will not be required to make shareholder distributions;

•	to the extent that we make distributions from our current and accumulated earnings and profits, the distributions will be dividends, taxable to our shareholders as ordinary income;

•	subject to the limitations of the Internal Revenue Code, our corporate shareholders may be eligible for the dividends-received deduction; and

•	unless we are entitled to relief under specific statutory provisions, we will be disqualified from qualification as a REIT for the four taxable years following the year during which qualification is lost.
     It is not possible to state whether in all circumstances we would be entitled to statutory relief.

Taxation of Taxable U.S. Shareholders
     As used below, the term “U.S. Shareholder” means a security holder who for United States federal income tax purposes:
•	is a citizen or resident of the United States;

•	is a corporation created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia; or

•	is a partnership, trust or estate treated as a domestic partnership, trust or estate.
     Distributions Generally. As long as we qualify as a REIT, any distributions that we make to our shareholders out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. Shareholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations. For purposes of determining whether the distributions we make to holders of shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred shares and then to common shares.
     To the extent that we make a distribution to a U.S. Shareholder in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital with respect to the U.S. Shareholder’s common shares or preferred shares. This will reduce the U.S. Shareholder’s adjusted basis and, to the extent that the distribution exceeds the U.S. Shareholder’s adjusted basis in its shares, the excess portion of the distribution will be taxable to the U.S. Shareholder as gain realized from the sale of the shares.
     The Internal Revenue Service will deem us to have sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any deficiency dividend will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, shareholders may be required to treat particular distributions that would otherwise result in a tax-free return of capital as taxable dividends.
     If we make distributions to a shareholder in excess of the U.S. Shareholder’s adjusted basis in its common shares or preferred shares, and if the applicable shares have been held as a capital asset, the distributions will be taxable as capital gains. If held for more than one year, this gain will be taxable as long-term capital gain.
     If (a) we declare dividends in October, November, or December of any year that are payable to shareholders of record on a specified date in any of these months, and (b) we actually pay the dividend on or before January 31 of the following calendar year, we will treat such dividends as both paid by us and received by the shareholders on December 31 of that year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.
     Capital Gain Distributions. Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. Shareholders as long-term capital gains to the extent that they do not exceed our actual net capital gain for the taxable year without regard to the period for which the U.S. Shareholder has held its shares. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of particular capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.
     Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. Shareholder of our common shares or preferred shares will not be treated as passive activity income. As a result, U.S. Shareholders generally will not be able to apply any “passive losses” against this income or gain. Generally, our distributions that do not constitute a return of capital will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our common shares or preferred shares, however, will generally not be treated as investment income.

     Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains received during the year. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we elect to retain net long-term capital gains, a U.S. Shareholder generally would:
•	subject to limitations, include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Shareholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. Shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the Internal Revenue Service.
     Depreciation Recapture. The maximum tax rate imposed on the long-term capital gains of non-corporate taxpayers is 20%, although a 25% maximum tax rate is imposed on the portion of such gains attributable to the prior depreciation claims in respect of depreciable real property held for more than one year and not otherwise treated as ordinary “recapture” income under Section 1250 of the Internal Revenue Code. The Secretary of the Treasury has the authority to prescribe appropriate regulations on how the capital gains rates will apply to sales and exchanges by partnerships and REITs and of interests in partnerships and REITs. Under this authority, the Secretary of the Treasury issued regulations relating to the taxation of capital gains in the case of sales and exchanges of interests of partnerships, S corporation and trusts, but not of interests in REITs. These regulations apply to transfers that occur on or after September 21, 2000. Accordingly, you are urged to consult with your tax advisors with respect to your capital gain tax liability resulting from a distribution or deemed distribution of capital gains from us and a sale by you of our preferred shares or common shares, as applicable.
Sale of Securities
     U.S. Shareholders who sell or exchange securities will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or exchange and the holder’s adjusted basis in the securities for tax purposes. If the securities were held as a capital asset, then this gain or loss will be capital gain or loss. If the securities were held for more than one year, the capital gain or loss will be long-term capital gain or loss. However, any loss recognized by a holder on the sale of common shares or preferred shares held for not more than six months and with respect to which capital gains were required to be included in such holder’s income will be treated as a long-term capital loss, to the extent the U.S. Shareholders received distributions from us that were treated as long-term capital gains.
Taxation of Debt Securities
     Stated Interest and Market Discount. Holders of debt securities will be required to include stated interest on the debt securities in gross income for federal income tax purposes in accordance with their methods of accounting for tax purposes. Purchasers of debt securities should be aware that the holding and disposition of debt securities may be affected by the market discount provisions of the Internal Revenue Code. These rules generally provide that if a holder of a debt security purchases it at a market discount and thereafter recognizes gain on a disposition of the debt security, including a gift or payment on maturity, the lesser of the gain or appreciation, in the case of a gift, and the portion of the market discount that accrued while the debt security was held by the holder will be treated as ordinary interest income at the time of the disposition. For this purpose, a purchase at a market discount includes a purchase after original issuance at a price below the debt security’s stated principal amount. The market discount rules also provide that a holder who acquires a debt security at a market discount and who does not elect to include the market discount in income on a current basis may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry the debt security until the holder disposes of the debt security in a taxable transaction.
     A holder of a debt security acquired at a market discount may elect to include the market discount in income as the discount on the debt security accrues, either on a straight line basis, or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by the holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Securities and Exchange Commission or the Internal Revenue Service. If a holder of a debt security elects to include market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on a sale or particular other dispositions of such debt security and the deferral of interest deductions on indebtedness related to such debt security would not apply.
     Amortizable Bond Premium. Generally, if the tax basis of a debt security held as a capital asset exceeds the amount payable at maturity of the debt security, the excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method and deduct the amortized premium over the period from the holder’s acquisition date to the debt security’s maturity date. A holder who elects to amortize bond premium must reduce the tax basis in the related debt security by the amount of the aggregate deductions allowable for amortizable bond premium.
     The amortizable bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes. Each prospective purchaser is urged to consult its tax advisor as to the consequences of the treatment of this premium as an offset to interest income for federal income tax purposes.
     Disposition. In general, a holder of a debt security will recognize gain or loss upon the sale, exchange, redemption, payment upon maturity or other taxable disposition of the debt security. The gain or loss is measured by the difference between (a) the amount of cash and the fair market value of property received and (b) the holder’s tax basis in the debt security as increased by any market discount previously included in income by the holder and decreased by any amortizable bond premium deducted over the term of the debt security. However, the amount of cash and the fair market value of other property received excludes cash or other property attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income. Subject to the market discount and amortizable bond premium rules described above, any gain or loss will generally be long-term capital gain or loss, provided the debt security was a capital asset in the hands of the holder and had been held for more than one year.
Backup Withholding on Debt Securities and Shares
     Under the backup withholding rules, a domestic holder of debt securities or shares may be subject to backup withholding with respect to interest or dividends paid on, and gross proceeds from the sale of, the securities unless the holder (a) is a corporation or comes within other specific exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of debt securities or shares who does not provide us with its current taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the holder’s federal income tax liability.
     We will report to holders of debt securities or shares and the Internal Revenue Service the amount of any interest or dividends paid and any amount withheld with respect to the debt securities or shares during the calendar year.

Effect of Tax Status of Camden Operating, L.P. on REIT Qualification
     A substantial portion of our investments are through Camden Operating, L.P. (formerly Paragon Group L.P.). Camden Operating, L.P. may involve special tax considerations. These considerations include:
•	the allocations of income and expense items of Camden Operating, L.P., which could affect the computation of our taxable income;

•	the status of Camden Operating, L.P. as a partnership, as opposed to an association taxable as a corporation for income tax purposes; and

•	the taking of actions by Camden Operating, L.P. that could adversely affect our qualification as a REIT.
     In addition, Camden Operating, L.P. owns properties through subsidiary entities taxable as partnerships for federal income tax purposes. These entities have been structured in a manner that is intended to qualify them for taxation as partnerships for federal income tax purposes. If Camden Operating, L.P. or any of the foregoing entities in which Camden Operating, L.P. has an interest were treated as an association taxable as a corporation, we could fail to qualify as a REIT.
Tax Allocations with Respect to Contributed Properties
     When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to this contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. We will refer to this allocation as the “book-tax difference.” These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.
     In connection with the formation of Camden Operating, L.P., appreciated property was contributed to Camden Operating, L.P. Consequently, the Third Amended and Restated Agreement of Limited Partnership of Camden Operating, L.P. requires tax allocations to be made in a manner consistent with Section 704(c) of the Internal Revenue Code. The Treasury Regulations under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences for property contributed on or after December 21, 1993, including the retention of the traditional method that was available under prior law or the election of particular alternative methods. Camden Operating, L.P. has elected the traditional method of Section 704(c) allocations. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed interests in the properties in the hands of Camden Operating, L.P. could cause us (a) to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if such properties were to have a tax basis equal to their fair market value at the time of the contribution and (b) to be allocated taxable gain in the event of a sale of such contributed interests in our properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in Camden Operating, L.P. These allocations possibly could cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with REIT distribution requirements. However, we do not anticipate that this adverse effect will occur.
     Interests in the properties purchased by Camden Operating, L.P., other than in exchange for interests in Camden Operating, L.P., were acquired with an initial tax basis equal to their fair market value. Thus, Section 704(c) of the Internal Revenue Code generally will not apply to these interests.

Special Tax Considerations of Non-U.S. Shareholders and Potential Tax Consequences of Their Investment
     The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex and no attempt will be made herein to provide more than a summary of such rules. If you are a prospective non-U.S. shareholder, you should consult with your own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment by you in the securities, including any reporting requirements.
     Distributions not Attributable to Gain from the Sale or Exchange of a U.S. Real Property Interest. Distributions to non-U.S. Shareholders that are not attributable to gain from sales or exchanges by us of U.S. real property interests and are not designated by us as capital gains dividends will be treated as dividends and result in ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common shares or preferred shares is treated as effectively connected with the non-U.S. Shareholder’s conduct of a U.S. trade or business, the non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to these distributions. In the case of a non-U.S. Shareholder that is a non-U.S. corporation, the holder may also be subject to the 30% branch profits tax. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. Shareholder to the extent that these distributions do not exceed the adjusted basis of the non-U.S. Shareholder’s common shares or preferred shares, but rather will reduce the adjusted basis of these shares. To the extent that these distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. Shareholder’s common shares or preferred shares, these distributions will give rise to tax liability if the non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of its common shares or preferred shares.
     Distributions Attributable to Gain from the Sale or Exchange of a U.S. Real Property Interest. For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980. Under the Foreign Investment in Real Property Tax Act, distributions attributable to gain from sales of U.S. real property interests are taxed to a non-U.S. Shareholder as if this gain were effectively connected with a U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. Shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to the Foreign Investment in Real Property Tax Act also may be subject to a 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption.
     Withholding Obligations from Distributions to Non-U.S. Shareholders. Although tax treaties may reduce our withholding obligations, we generally will be required to withhold from distributions to non-U.S. Shareholders, and remit to the Internal Revenue Service, (a) 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends and (b) 30% of ordinary dividends paid out of earnings and profits. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of our earnings and profits will be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of our current or accumulated earnings and profits. If we withhold an amount of tax with respect to a distribution to a non-U.S. Shareholder in excess of the shareholder’s U.S. tax liability with respect to this distribution, the non-U.S. Shareholder may file for a refund of the excess from the Internal Revenue Service. Furthermore, the U.S. Treasury Department has issued final Treasury Regulations governing information reporting and certification procedures regarding withholding and backup withholding on some amounts paid to non-U.S. Shareholders.
     Sales of Common Shares or Preferred Shares by a Non-U.S. Shareholder. Gain recognized by a non-U.S. Shareholder upon a sale of its common shares or preferred shares generally will not be taxed under the Foreign Investment in Real Property Tax Act of 1980 if we are a domestically controlled REIT. A domestically controlled REIT is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. It is currently anticipated that we will be a domestically controlled REIT, and, therefore, sales of common shares or preferred shares will not be subject to taxation under the Foreign Investment in Real Property Tax Act. However, because our common shares and preferred shares will be traded publicly, we may not continue to be a domestically controlled REIT. Furthermore, gain not subject to the Foreign Investment in Real Property Tax Act will be taxable to a non-U.S. Shareholder if (a) investment in the common shares or preferred shares is effectively connected with the non-U.S. Shareholder’s U.S. trade or business, in which case the non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (b) the non-U.S. Shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of common shares or preferred shares were to be subject to taxation under the Foreign Investment in Real Property Tax Act, the non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to this gain. The non-U.S. Shareholder may, however, be subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. In addition, a purchaser of common shares or preferred shares subject to taxation under the Foreign Investment in Real Property Tax Act would generally be required to deduct and withhold a tax equal to 10% of the amount realized on the disposition by a non-U.S. Shareholder. Any amount withheld would be creditable against the non-U.S. Shareholder’s Foreign Investment in Real Property Tax Act tax liability.
State and Local Tax
     We and the holders of our securities may be subject to state and local tax in various states and localities, including those in which we or you transact business, own property or reside. Our and your tax treatment in these jurisdictions may differ from the federal income tax treatment described above. Consequently, as a prospective investor, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our debt securities and shares.
Taxation of Tax-Exempt Shareholders
     The Internal Revenue Service has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, except for the tax-exempt shareholders described below, if a tax-exempt shareholder does not hold its shares as “debt financed property” within the meaning of the Internal Revenue Code and the shares are not otherwise used in a trade or business, then dividend income received from us will not be unrelated business taxable income to the tax-exempt shareholder. Generally, shares will be “debt financed property” if the exempt holder financed the acquisition of the shares through a borrowing. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless a tax-exempt shareholder has held its shares as “debt financed property” within the meaning of the Internal Revenue Code or has used the shares in its trade or business.
     For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Internal Revenue Code Section 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly deduct amounts set aside or placed in reserve for specified purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these “set aside” and reserve requirements. However, a portion of the dividends paid by a “pension held REIT” will be treated as unrelated business taxable income to any trust that:
•	is described in Section 401(a) of the Internal Revenue Code;

•	is tax-exempt under Section 501(a) of the Internal Revenue Code; and

•	holds more than 10% by value of the interests in the REIT.
     Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “qualified trusts.”

     A REIT is a “pension held REIT” if:
•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the actual participants of the trust rather than by the trust itself; and

•	either, (1) at least one such qualified trust holds more than 25% by value of the interests in the REIT, or (2) one or more such qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.
     The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:
•	the unrelated business taxable income earned by the REIT less particular associated expenses, treating the REIT as if it were a qualified trust and therefore subject to tax on its unrelated business taxable income, to

•	the total gross income, less particular associated expenses, of the REIT.
     A de minimus exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as unrelated business taxable income will not apply if the REIT is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to qualified trusts.
LEGAL MATTERS
     Unless otherwise noted in a supplement, Locke Liddell & Sapp LLP, Dallas, Texas, will pass on the legality of the securities offered through this prospectus.
EXPERTS
     The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from Camden Property Trust’s Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.